Exhibit 99.1

News	VeriFone, Inc. 2099 Gateway Place, Suite 600 San Jose, CA, 95110 www.verifone.com

Investor Contact:
William Nettles - Director Corporate
Development & IR
Tel: 408-232-7979
Email: ir@verifone.com

Editorial Contact:
Pete Bartolik
VeriFone PR.
Tel: 508-283-4112
Email: pete_bartolik@verifone.com

VeriFone CEO Douglas Bergeron Extends Employment Contract Performance-Based Equity Incentives Tied to Continued Increase in Earnings and Share Price

SAN JOSE –January 4, 2007 – VeriFone Holdings, Inc. (NYSE: PAY) today announced that Chairman and Chief Executive Officer Douglas G. Bergeron has agreed to an extension of his employment agreement with the Company.  The agreement is now effective through the end of the Company’s fiscal year ending October 31, 2009.

Mr. Bergeron has been Chairman and CEO of VeriFone since he led the acquisition of the company from Hewlett-Packard in July 2001, in a transaction valued at $50 million.   In April 2005, Mr. Bergeron led VeriFone’s IPO on the New York Stock Exchange, which valued VeriFone with an equity market capitalization of $650 million.   As of December 31, 2006, VeriFone’s equity market capitalization was approximately $2.9 billion.  Mr. Bergeron remains the single largest private shareholder of the Company.

The terms of the employment agreement include a grant of innovative performance-based equity incentives designed to replace annual equity grants over the life of the agreement.  Under the agreement, Mr. Bergeron may earn up to 900,000 restricted stock units over a three year period based upon consistent and continuous above-standard growth in the company’s net income per share as adjusted and its share price.

Specifically, 200,000 restricted stock units may be earned each year based on VeriFone achieving significant annual improvements in net income per share as adjusted.  For fiscal year 2007, vesting will require improvements that exceed management’s guidance, and for fiscal years 2008 and 2009 vesting will require 20% annual increases in net income per share, as adjusted.  Net income as adjusted will be defined on a basis consistent with that reported by the Company for the fiscal year ended October 31, 2006.

In addition, in each year Mr. Bergeron may earn a further 100,000 restricted stock units, but only if VeriFone achieves both the targeted annual improvements in net income per share, as adjusted, and there is a corresponding 20% improvement in VeriFone’s share price.  In order for Mr. Bergeron to earn the full amount of these additional awards, VeriFone’s share price would have to exceed $62 per share following the reporting of fiscal 2009 financial results.

Further details of the amended employment agreement, including the terms of the performance equity grants are set forth in the Company’s Report on Form 8-K filed with the Securities and Exchange Commission today.

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About VeriFone Holdings, Inc. (www.verifone.com)

VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets.  VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.